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EXHIBIT 99C.3
CONSOLIDATED STATEMENTS OF                 U S WEST, Inc.
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
CASH FLOWS (UNAUDITED)                                Quarter Ended
                                                         March 31,
Dollars in millions                                    1997     1996
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OPERATING ACTIVITIES
 Net income                                            $230     $331
 Adjustments to net income:
  Depreciation and amortization                         830      584
  Equity losses in unconsolidated ventures              165       66
  Gain on sale of rural telephone exchanges             (18)       -
  Gain on sale of investment                            (51)       -
  Cumulative effect of change in accounting
   principle                                              -      (34)
  Deferred income taxes and amortization
   of investment tax credits                            (27)       7
 Changes in operating assets and liabilities:
   Restructuring payments                               (33)     (46)
   Postretirement medical and life costs,
    net of cash fundings                                 (6)     (44)
   Accounts and notes receivable                        108       92
   Inventories, supplies and other                      (51)     (60)
   Accounts payable and accrued liabilities             194       41
 Other - net                                              5      (22)
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Cash provided by operating activities                 1,346      915
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment        (764)    (757)
 Investment in Continental Cablevision               (1,150)       -
 Investment in international ventures                   (48)    (104)
 Proceeds from sale of investment                       121        -
 Payments on disposals of property,
  plant and equipment                                     -       (7)
 Cash from net investment in assets
   held for sale                                         29        3
 Other - net                                              4      (24)
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Cash (used for) investing activities                 (1,808)    (889)
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FINANCING ACTIVITIES
 Proceeds from (repayments of) short-term
  debt - net                                         (3,339)      60
 Proceeds from issuance of long-term debt             4,090       76
 Repayments of long-term debt                           (55)    (121)
 Dividends paid on common and preferred stock          (248)    (234)
 Proceeds from issuance of common stock                  30       71
 Purchases of treasury stock                            (53)       -
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Cash provided by (used for) financing activities        425     (148)
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CASH AND CASH EQUIVALENTS
 Decrease                                               (37)    (122)
 Beginning balance                                      201      192
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Ending balance                                         $164      $70
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